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                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-4 of Tyco International Ltd. (formerly named ADT Limited) of our report dated July 10, 1997, on our examination of the combination of the historical consolidated financial statements and consolidated financial statement schedule of ADT Limited and Tyco International Ltd. (prior to the merger) after restatement for the pooling of interests as described in Note 1 to the supplemental consolidated financial statements, which report is included in the Company's Current Report on Form 8-K dated July 10, 1997. We also consent to the reference to our firm under the caption "Experts."


                                                               COOPERS & LYBRAND


Hamilton, Bermuda
July 18, 1997